Exhibit 23.1

To Whom It May Concern:

We consent to the incorporation by reference in the Registration Statement on Form F-3 (the “Registration Statement”) of Fusion Fuel Green PLC (the “Registrant”) of our audit report dated May 7, 2026, relating to the consolidated financial statements of the Registrant as of December 31, 2025, and 2024, and for the years then ended, included in the Registrant’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on May 7, 2026.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)

Las Vegas, Nevada

September 11, 2026

9555 S Eastern Ave., Suite 280, Las Vegas, NV 89123 ● 702.703.5979 ● www.bushandassociatescpas.com